                                                              Exhibit 11

                      COMPUTATION OF EARNINGS PER SHARE

              CLEVELAND-CLIFFS INC AND CONSOLIDATED SUBSIDIARIES

                                                 (In Millions, Except
                                                  Per Share Amounts)
                                                  Three Months Ended
                                                       March 31
                                                ------------------------
                                                  1997            1996
                                                --------        --------
Primary and fully diluted earnings per share:
  Average shares outstanding                      11.4             11.8
  Net effect of dilutive stock options
    and performance shares based on
    treasury stock method using
    average market price                            --               --
                                                  ----             ----
  Average shares and equivalents                  11.4             11.8
                                                  ====             ====
  Net income applicable to average
    share and equivalents                        $ 3.0            $ 3.6
                                                 =====            =====
  Income per share                               $ .26            $ .30
                                                 =====            =====


                                           13